Exhibit 10.28

Internal Correspondence

October 27, 2019

PERSONAL & CONFIDENTIAL

Dear Mark:

Congratulations on your new International Assignment! We hope this global opportunity will be both a professionally and personally rewarding experience. This Letter of Assignment (“LOA” or “Agreement”), including Appendices, details the terms and general conditions applicable to your Assignment as summarized below:

Home Country:	United States
Home Company:	Otis Elevator International, Inc.
Host Country:	France
Host Company:	United Technologies Holdings S.A.S.

Your Assignment is subject to obtaining and maintaining all applicable immigration authorizations, medical or other clearances required by the Host Country and providing your Home Company a signed copy of this LOA.

Long-Term Assignment Policy

The Long-Term Assignment Policy outlines the relocation and on-going Assignment benefits and support provided to Assignees and accompanying Eligible Dependents. See Appendix A for details about your Assignment allowances. By signing this Agreement, you formally agree to adhere to the policies and requirements of the Otis Worldwide Corporation Global Mobility Program. You further acknowledge that you have been provided with and agree to comply with the terms of the Otis Long-Term Assignment Policy and Long-Term Assignment Policy Flex Benefits, Version 1.0 (the “Policy”). Unless otherwise indicated, capitalized terms have been defined in the Policy.

Assignment Status

You will be assigned to the Host Company. You must abide by all laws in the Host Country and perform duties reasonably assigned to you by the Host Company. It is also expected that you will conduct yourself in a professional manner at all times and carry out your duties and responsibilities. While on Assignment, your status for Otis International Trade Compliance (“ITC”) purposes shall be determined in accordance with the Otis ITC Global Mobility procedures.

This LOA does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your International Assignment. The duration, terms and conditions of the Assignment are subject to revision in accordance with business needs, and changes to the Global Mobility Program or Company policies.

Internal Correspondence

Tax Equalization Policy

The Tax Equalization Policy is to support your general tax neutrality and global tax compliance while on Assignment. You acknowledge that you have been provided with, understand and consent and are subject to the terms of the Otis Tax Equalization Policy, version 1.0. By signing this LOA, you expressly authorize the company to withhold any amounts due to the company.

Code of Ethics and Compliance with Laws

You agree that you are bound by the provisions of the Otis Code of Ethics and the Otis Corporate Policy Manual. You agree to perform all aspects of your job in accordance with all applicable laws, both in the Home and Host Countries, to strictly follow all workplace safety rules, to protect the property of the company and to maintain the highest standards of personal and professional ethics.

Data Privacy

By signing this Agreement, you confirm your understanding and explicitly agree that the company, its affiliate and/or third parties may, in connection with your employment and/or your International Assignment, collect, use, process, transmit and hold personal data, including sensitive personal data. The data may be in electronic or other form and may be used to manage your employment and Assignment arrangements, to comply with legal and regulatory obligations and to fulfil the company’s business or other legitimate interests as required or permitted by law or regulation. Because of the global nature of an International Assignment, your personal data will, subject to applicable law, be transferred internationally to other countries worldwide. This may mean that personal data is transferred to countries, such as the United States, where data servers may be located. Each country provides different standards of legal protection of personal data. All such collection, use, processing, transmission and holding of data will comply with applicable data privacy protection requirements. If you do not want to have your personal data shared, you may choose to not sign this LOA and not be deployed on Assignment.

Intellectual Property

You agree and acknowledge that to the extent allowed by applicable law, all rights, titles and interests in all intellectual property created by you in the course of your International Assignment will belong to the company and/or its affiliates and you will have no right, title, interest, claim or right of sale on such intellectual property rights.

Confidentiality

By signing this Agreement, you agree that Company Information acquired and known to you shall be deemed strictly confidential. Unless permitted by the company in writing, during the term of this International Assignment or at any time thereafter, you shall not disclose any Company Information to any legal person, individual or other organization or entity for any purpose and in any manner, nor utilize the Company Information for any purpose other than performing your duties.

By signing this Agreement, you further agree to keep the terms of this Agreement confidential and to not disclose its content to anyone except for purposes of seeking legal or financial advice.

LETTER OF ASSIGNMENT	2

Internal Correspondence

Governing Law

Your LOA, International Assignment and employment relationship are generally subject to and governed by the laws of the Home Country in accordance with the terms of the Policy.

Thank you for supporting our global initiatives. Best wishes to you in your new Assignment.

Sincerely,

/s/ Wayne E. Boyington	28 October, 2019
Wayne E. Boyington VP, HR - Commercial Products Support	Date

Please indicate your agreement by signing below and returning this LOA as soon as possible. This letter shall not be amended or supplemented unless in writing and signed by you and a duly authorized representative of the company.

I have reviewed the general terms and conditions of my International Assignment outlined above (including appendices) and by signing below, accept these conditions.

/s/ Mark Eubanks	11/11/2019
Mark Eubanks	Date

Please scan and return a fully signed copy of this Letter to GlobalMobility@otis.com

Inclusions:
Appendix A: Long-Term Assignment and Allowance Summary

LETTER OF ASSIGNMENT	3

Internal Correspondence

APPENDIX A: Long-Term Assignment and Allowance Summary

Please review the Long-Term Assignment Policy for additional detail regarding the Assignment and relocation support for this Assignment. Some allowances may fluctuate due to exchange rate, data updates or family size changes. Allowances that are calculated on Base Salary are subject to a Policy Maximum of a Base Salary cap of 250,000 USD or local equivalent, as determined at time of payment. Policy benefits are subject to revision based on changes in the duration, terms and conditions of the Assignment.

Assignment Summary
Home Country	PA, United States
Host Country	Paris, France
Position Title	President, Otis EMEA
Anticipated Assignment Start Date	January 1, 2020
Anticipated Assignment End Date	July 15, 2022
Tax Equalization Location	PA, United States
Split Family	No

Policy Benefit [1]	Amount and Frequency
Assignment Premium	2,083.34 USD Per month
Goods and Services Differential (G&S)	551.38 USD Per month
Host Country Transportation	Company provided
Host Country Housing	8,500.00 EUR Monthly housing budget
Host Country Utilities Allowance	430.00 EUR Per month
1 Policy benefits subject to revision due to changes in the duration, terms and/or conditions of the assignment.

LETTER OF ASSIGNMENT	4